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EXHIBIT 23.2

Consent of Independent Auditors

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Chattem, Inc. Stock Incentive Plan—2003 of Chattem, Inc. of our report dated January 23, 2003, except for Note 14, as to which the date is February 21, 2003, with respect to the consolidated financial statements of Chattem, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2002 and our report dated February 21, 2003 with respect to the financial statement schedule of Chattem, Inc. included therein, filed with the Securities and Exchange Commission.

                              ERNST & YOUNG LLP

Chattanooga, Tennessee
April 30, 2003

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Consent of Independent Auditors